  Exhibit 99.1

Zoom Telephonics Reports Positive Net Income And Higher Sales For Q2 2018

Company to Host Conference Call on Thursday, August 2, 2018 at 4:30 p.m. ET

Boston, MA, August 2, 2018 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP) (the “Company”), a leading producer of cable modems and other communication products, today reported financial results for its 2018 second quarter ended June 30, 2018.

2018 Second Quarter Financial Highlights (comparisons to prior year’s period)

●
Net sales increased 10.2% to $7.5 million due to the strength of Zoom’s Motorola brand products;
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Gross margin improved to 36.3% from 32.1%; and
●
Net income was approximately $47 thousand or $0.00 per share, compared to a net loss of $269 thousand or $0.02 per share

Management Commentary
Frank Manning, Zoom’s President and CEO, commented on the quarter. “During the quarter we made significant progress and reported an increase in net income over the prior year. Our sales continued to show year-over-year growth, even with some short-term e-tailing issues that significantly lowered our sales. We are encouraged by the sales momentum from recent Motorola product introductions including our 24x8 cable modem, 24x8 AC1900 cable gateway, AC1700 and AC2600 routers, VDSL/ADSL AC1600 gateway, and MoCA Adapter. We recently announced our first Verizon Wireless certification, which we achieved for our ZoomCell LTE CAT1 USB Modem; and we are already seeing some good sales leads from Verizon. We are making good progress toward important new product introductions including our Motorola 24x8 AC1900 cable gateway with two telephone ports and our Motorola Cellular MultiSensor. We are still generating the vast majority of our revenues in the USA, but we are making progress to increase sales outside the USA. Our balance sheet is strong, and we are excited about our prospects in the coming quarters."

2018 Second Quarter Financial Review
The Company reported an increase in net sales of 10.2% to $7.5 million for the second quarter ended June 30, 2018, up from $6.8 million for the second quarter ended June 30, 2017. Sales of cable modems and gateways increased; but most of the sales increase was due to higher sales of routers, MoCA Adapters, and DSL products.

Gross profit was $2.7 million, or 36.3% of net sales, in the second quarter of 2018, as compared to $2.2 million, or 32.1% of net sales, for the second quarter of 2017.  The increase in gross profit and gross margin was primarily due to higher sales through e-tailers.

Operating expenses were $2.7 million, or 35.4% of net sales, in the second quarter of 2018, compared to $2.4 million, or 35.5% of net sales, in the same period of 2017. Selling expenses increased approximately $441 thousand to $2.1 million for the second quarter of 2018, primarily due to increases in advertising expenses and in Motorola trademark royalty costs. General and administrative expenses decreased approximately $166 thousand to $173 thousand for the second quarter of 2018, primarily due to a re-assessment of the Company's sales tax reserve. Research and development expenses were $368 thousand for the 2018 second quarter, compared to $402 thousand in the same period of 2017, largely due to decreases in certification expenses.

Zoom reported net income of $47 thousand or $0.00 per share for the second quarter of 2018, compared to a net loss of $269 thousand or $0.02 per share in the same period of 2017. The improvement in profitability in the second quarter of 2018 was due to an increase in sales and gross profits.

Balance Sheet Highlights
At June 30, 2018, Zoom had $118 thousand in cash, $191 thousand drawn on a $3.0 million line of credit, working capital of $3.6 million, a current ratio of 1.5, and no long-term debt.

(in thousands except for percentages)	6/30/2018	12/31/2017	% Change
Cash	$118	$229	(48.5%)
Total Current Assets	$10,461	$8,239	27.0%
Total Assets	$10,893	$8,793	23.9%
Total Current Liabilities	$6,907	$5,621	22.9%
Working Capital	$3,554	$2,618	35.7%
Stockholders’ Equity	$3,985	$3,172	25.6%

Conference Call Details
Date/Time:
Thursday, August 2, 2018 – 4:30 p.m. ET

Participant Dial-In Numbers:
(United States):
866-393-7958
(International):
706-643-5255

Conference ID
3565889

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with the conference ID 3565889. An accompanying slide presentation will be available in PDF format via the Investor Relations section of Zoom Telephonics’ website at www.zoomtel.com/SQ218 shortly before the call.

About Zoom Telephonics
Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. The Company’s worldwide Motorola license agreement includes cable modems and gateways, DSL modems and gateways, cellular modems and routers and sensors, and other Internet and network products. For more information about Zoom and its products, please visit www.zoomtel.com/investor and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential increase in tariffs on the Company's imports from China; potential changes in NAFTA; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Adam Prior, Senior Vice-President
The Equity Group Inc.
Phone: 212-836-9606
Email: aprior@equityny.com

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months and Six Months Ended June 30, 2018 and 2017

     (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/18	6/30/17	6/30/18	6/30/17

Net sales	$7,522	$6,828	$15,859	$11,974
Cost of goods sold	4,790	4,634	9,845	8,046

Gross profit	2,732	2,194	6,014	3,928

Operating expenses:
Selling	2,123	1,682	4,177	3,528
General and administrative	173	339	621	770
Research and development	368	402	779	911
Total operating expenses	2,664	2,423	5,577	5,209

Operating profit (loss)	68	(229)	437	(1,281)

Other income (expense), net	(6)	(31)	(12)	(67)

Income (loss) before income taxes	62	(260)	425	(1,348)

Income tax expense (benefit)	15	9	19	9

Net income (loss)	$47	$(269)	$406	$(1,357)

Earnings (loss) per share:
Basic Earnings (loss) per share	$0.00	$(0.02)	$0.03	$(0.09)
Diluted Earnings (loss) per share	$0.00	$(0.02)	$0.02	$(0.09)

Weighted average number of shares outstanding:

Basic	15,935	14,817	15,832	14,800
Diluted	16,751	14,817	16,647	14,800

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	06/30/18	12/31/17

ASSETS

Current assets:

Cash	$118	$229
Accounts receivable, net	2,648	2,230
Inventories, net	6,947	5,202
Prepaid expenses and other	749	578

Total current assets	10,461	8,239

Property and equipment, net	157	162

Other assets	274	392

Total assets	$10,893	$8,793

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$191	$90
Accounts payable	4,713	3,527
Accrued sales tax	263	831
Accrued other expenses	1,740	1,173

Total current liabilities	6,907	5,621

Total liabilities	6,907	5,621

Stockholders’ equity:

Common stock and additional paid-in capital	40,825	40,418
Retained earnings (accumulated deficit)	(36,840)	(37,246)

Total stockholders’ equity	3,985	3,172

Total liabilities and stockholders’ equity	$10,893	$8,793